Exhibit 3.33

ARTICLES OF INCORPORATION — STOCK FOR-PROFIT CORPORATION

Article 1.  Name of corporation: Oshkosh Specialty Vehicles, Inc.

Article 2.  The corporation is organized under Ch. 180 of the Wisconsin Statutes

Article 3.  The corporation shall be authorized to issue 10,000 shares

Article 4.  Name of the initial registered agent: CT Corporation System

Article 5.  Street address of the initial registered

office: (The complete address, including
street and number, if assigned, and ZIP	8025 Excelsior Drive, Suite 200,
code P O Box address may be included
as part of the address, but is insufficient	Madison, WI 53717
alone.)

Article 6.  Other provisions (Optional):

Article 7.  Name and complete address of each incorporator:

Robert Rubenstein

2307 Oregon Street

PO. Box 2566

Oshkosh, WI 54903-2566